Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

LENSAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2020 Incentive Award Plan	Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	1,096,121 (2)	$5.85 (3)	$6,412,307.85	$92.70 per $1,000,000	$594.42
	Total Offering Amounts					$6,412,307.85		$594.42
	Total Fee Offsets (4)							$0.00
	Net Fee Due							$594.42

(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Consists of (i) 546,635 shares of common stock, par value $0.01 per share (the “Common Stock”), of LENSAR, Inc. (the “Company”) that became available for issuance on January 1, 2021 and (ii) 549,486 shares of the Company’s Common Stock that became available for issuance on January 1, 2022, in each case, under the Company’s 2020 Incentive Award Plan by operation of an automatic annual increase provision therein.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Stock Market LLC on February 25, 2022.

(4)The Company does not have any fee offsets.